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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                            CONTACT
[XATA LOGO]                                                 John G. Lewis, CFO
                                                            XATA Corporation
                                                            (952) 707-5648
                                                            john.lewis@xata.com

                           XATA CORPORATION ANNOUNCES
                         CHANGE IN EXECUTIVE MANAGEMENT

MINNEAPOLIS, MAY 22, 2003 -- XATA Corporation (Nasdaq/SC: XATA), the leader in onboard fleet management solutions for the commercial trucking industry, today announced a change in its executive management team. Effective June 20, 2003, William P. Flies will discontinue his role as chairman and chief technology officer, but will remain as a company director.

"With the recent release of our new XATANET(TM) 2.0 web-based solution, it is time for XATA to transition from a product development phase to a market penetration phase," said Fawcett. "Bill Flies has worked tirelessly over the years to help position XATA for success, and his leadership of the XATANET development phase has been invaluable. We look forward to Bill's continuing contribution as a director on our board."

"XATA is truly at an inflection point," continued Fawcett. "Armed with the most innovative fleet management solutions available and important new product distribution channels, we believe we have all of the ingredients to successfully execute our growth plan."

ABOUT XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining onboard computing, fleet management software, global positioning and wireless communications to deliver enterprise-wide fleet management solutions. With a relentless commitment to quality, XATA provides its customers with the tools and services to optimize the utilization of their vehicles and drivers, resulting in increased fleet productivity, decreased operational costs, improved customer service -- and a rapid return on investment. XATA's products are in use in 30,000 vehicles at over 1,000 fleet locations across North America. For more information, visit www.xata.com or call 1-800-745-9282.


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